As filed with the Securities and Exchange Commission on May 30, 2013

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

FREQUENCY ELECTRONICS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	11-1986657 (I.R.S. Employer Identification Number)

55 Charles Lindbergh Blvd.
Mitchel Field, New York 11553
(516) 794-4500
(Address, including zip code, and telephone number, including area code of principal executive offices)

Restricted Stock Plan of Frequency Electronics, Inc.
1997 Independent Contractor Stock Option Plan of Frequency Electronics, Inc.
401(k) Savings Plan of Frequency Electronics, Inc.
2001 Incentive Stock Option Plan of Frequency Electronics, Inc.
Employee Stock Ownership Plan of Frequency Electronics, Inc.
Amended and Restated 2005 Stock Awards Plan of Frequency Electronics, Inc.
(Full title of the Plans)

Alan L. Miller
Chief Financial Officer
Frequency Electronics, Inc.
55 Charles Lindbergh Blvd.
Mitchel Field, New York 11553
(516) 794-4500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:
Dennis J. Block, Esq.
Greenberg Traurig, LLP
The MetLife Building
200 Park Avenue
New York, New York 10166
(212) 801-9200

    Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated Filer ☐
Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller Reporting Company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share (4)	Proposed Maximum Aggregate Offering Price (4)	Amount of Registration Fee
Common Stock, par value $1.00 per share	580,000	(1)	$10.06	$5,834,800	$795.87
Common Stock, par value $1.00 per share	34,630	(2)	$10.06	$348,378	$47.52
Common Stock, par value $1.00 per share	350,000	(3)	$10.06	$3,521,000	$480.26

(1)
Represents (a) 400,000 additional shares of Common Stock, par value $1.00 per share (“Common Stock”), of Frequency Electronics, Inc. (the “Company” or “Frequency”), that may be offered or issued under the Amended and Restated 2005 Stock Awards Plan of Frequency Electronics, Inc. (the “2005 Plan”), as a result of an amendment approved by the Company’s stockholders on October 11, 2011, and (b) 180,000 shares of Common Stock that became available for issuance under the 2005 Plan as a result of the forfeiture, non-issuance, expiration or reclamation of grants previously made pursuant to the employment agreement of the Company’s Chief Executive Officer.  An aggregate of 1,607,734 shares of Common Stock may be offered or issued under the 2005 Plan, 450,417 of which were previously registered on the Company’s registration statement on Form S-8 (File No. 333-08901) (the “1996 Registration Statement”), 6,000 of which were previously registered on the Company’s registration statement on Form S-8 (File No. 333-42233) (the “1997 Registration Statement”), 571,317 were previously registered on the Company’s registration statement on Form S-8 (File No. 333-140938) (the “2007 Registration Statement”) and 580,000 of which are being registered on this registration statement on Form S-8 (this “Registration Statement”). In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also registers such additional shares of Common Stock as may be offered or issued under the 2005 Plan to prevent dilution from stock splits, stock dividends, or similar transactions which result in an increase in the number of the outstanding shares of Common Stock or shares issuable pursuant to awards granted under the 2005 Plan.

(2)
Represents an additional 34,630 shares of Common Stock that may be issued under the Employee Stock Ownership Plan of Frequency Electronics, Inc. (the “ESOP”).  An aggregate of 409,065 shares of Common Stock may be issued under the ESOP, 374,435 of which were previously registered on the Company’s 2007 Registration Statement.

(3)
Represents an additional 350,000 shares of Common Stock that may be issued under the 401(k) Savings Plan of Frequency Electronics, Inc. (the “401(k) Plan”).  An aggregate of 600,000 shares of Common Stock may be issued under the 401(k) Plan, 250,000 of which were previously registered on the Company’s registration statement on Form S-8 (File No. 333-40506) (the “401(k) Registration Statement”).

(4)
Estimated solely for purposes of calculating the amount of the registration fee, pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high ($10.25) and low ($9.87) sales prices of the Common Stock as reported on The NASDAQ Global Market on May 28, 2013.  Pursuant to General Instruction E of Form S-8, the registration fee is calculated only with respect to the 964,630 additional shares of Common Stock registered on this Registration Statement.  A registration fee of $138.15 relating to 400,000 shares of Common Stock initially available for grants under the 2005 Plan and a registration fee of $129.32 relating to shares under the ESOP were previously paid in connection with the filing of the 2007 Registration Statement.  A registration fee of $359.00 and $598.00 relating to shares under the Senior Executive Stock Option Plan of Frequency Electronics, Inc. (the “Senior Executive Stock Option Plan”) and the 1993 Nonstatutory Stock Option Plan of Frequency Electronics, Inc. (the “1993 Plan”), respectively, was previously paid in connection with the filing of the 1996 Registration Statement.  A registration fee of $1,356.25 relating to shares under the Company’s 401(k) Plan was previously paid in connection with the 401(k) Registration Statement.  A registration fee of $1,207.00 relating to shares under the 1997 Independent Contractor Stock Option Plan of Frequency Electronics, Inc. (the “1997 Plan”) was previously paid in connection with the filing of the 1997 Registration Statement and a registration fee of $121.81 relating to shares under the 2001 Incentive Stock Option Plan of Frequency Electronics, Inc. (the “2001 Plan”) was previously paid in connection with the filing of the 2007 Registration Statement.

    The reoffer prospectus contained in this Registration Statement is a combined prospectus pursuant to Rule 429(a) under the Securities Act, and this Registration Statement, which is a new registration statement, also constitutes post-effective amendment no. 1 to each of the 1996 Registration Statement (File No. 333-08901), the 1997 Registration Statement (File No. 333-42233), the 401(k) Registration Statement (File No. 333-40506) and the 2007 Registration Statement (File No. 333-140938) pursuant to Rule 429(b) under the Securities Act, and such post-effective amendments shall become effective concurrently with the effectiveness of this Registration Statement in accordance with Rule 464 under the Securities Act.

EXPLANATORY NOTE

    This Registration Statement is filed by the Company to register an additional 580,000 shares of Common Stock that may be offered or issued under the 2005 Plan, an additional 34,630 shares of Common Stock that may be offered or issued under the ESOP and an additional 350,000 shares of Common Stock that may be issued under the 401(k) Plan.  On July 13, 2011, the 2005 Plan was amended, subject to approval by the Company’s stockholders, to increase the total number of shares of Common Stock available for issuance under the 2005 Plan from 999,417 to 1,607,734.  On October 11, 2011, the Company’s stockholders approved the amendment to the 2005 Plan.

    Pursuant to the 2007 Registration Statement filed by the Company on February 28, 2007, the Company previously registered a total of 400,000 shares of Common Stock available for issuance under the 2005 Plan.  A registration fee of $138.15 relating to such shares was previously paid in connection with the filing of the 2007 Registration Statement.  An additional 627,734 shares became available for issuance under the 2005 Plan as the result of the forfeiture, non-issuance, expiration or reclamation of shares issued under the Senior Executive Stock Option Plan, the 1993 Plan, the 1997 Plan and the 2001 Plan, in accordance with Section 4 of the 2005 Plan.  An aggregate of 450,417 of such 627,734 shares were previously registered on the 1996 Registration Statement, 6,000 of such 627,734 shares were previously registered on the 1997 Registration Statement and 171,317 of such 627,734 shares were previously registered on the 2007 Registration Statement.  A registration fee of $359.00 and $598.00 relating to shares under the Senior Executive Stock Option Plan and the 1993 Plan, respectively, was previously paid in connection with the filing of the 1996 Registration Statement, a registration fee of $1,207.00 relating to shares under the 1997 Plan was previously paid in connection with the filing of the 1997 Registration Statement and a registration fee of $121.81 relating to shares under the 2001 Plan was previously paid in connection with the filing of the 2007 Registration Statement.

    Pursuant to the 2007 Registration Statement, the Company previously registered a total of 374,435 shares of Common Stock under the ESOP.

    Pursuant to the 401(k) Registration Statement, the Company previously registered a total of 250,000 under the 401(k) Plan.

    The 964,630 additional shares of Common Stock being registered by this Registration Statement are of the same class as those securities registered on the 1996 Registration Statement, the 1997 Registration Statement, the 401(k) Registration Statement and the 2007 Registration Statement and represent an increase in the total shares registered under the 2005 Plan from 999,417 to 1,607,734, (including 28,317 shares which became available for reissuance under the 2005 Plan as the result of the forfeiture, non-issuance, expiration or reclamation of shares issued under previously registered plans subsequent to the filing of the 2007 Registration Statement), an increase in the total shares registered under the ESOP from 374,435 to 409,065 and an increase in the total shares registered under the 401(k) Plan from 250,000 to 600,000.  The contents of the 1996 Registration Statement, the 1997 Registration Statement, the 401(k) Registration Statement and the 2007 Registration Statement, together with all exhibits filed therewith or incorporated therein by reference to the extent not otherwise amended or superseded by the contents hereof or otherwise, are incorporated herein by reference in accordance with General Instruction E to Form S-8.

    This Registration Statement also includes a reoffer prospectus prepared in accordance with General Instruction C of Form S-8 and in accordance with the requirements of Part I of Form S-3.  This reoffer prospectus may be used by certain officers and directors of the Company to sell or otherwise dispose of shares of Common Stock that have been or may be received by them (i) as grants of restricted stock under the Restricted Stock Plan of Frequency Electronics, Inc. (the “Restricted Stock Plan”), (ii) upon the exercise of options granted under the 1997 Plan, (iii) pursuant to contributions by the Company under the 401(k) Plan, (iv) upon the exercise of options granted under the 2001 Plan, (v) pursuant to allocations under the ESOP and (vi) as grants under the 2005 Plan, including upon the exercise of stock options, the settlement of stock appreciation rights, or pursuant to other stock-based awards granted under the 2005 Plan.  A total of 215,500 shares of Common Stock under the Restricted Stock Plan were registered on the 1996 Registration Statement, and a registration fee of $516.00 relating to such shares was previously paid in connection with the filing of the 1996 Registration Statement.  A total of 200,000 shares of Common Stock under the 1997 Plan were registered on the 1997 Registration Statement, and a registration fee of $1,207.00 relating to such shares was previously paid in connection with the filing of the 1997 Registration Statement.  A total of 250,000 shares of Common Stock under the 401(k) Plan were registered on the 401(k) Registration Statement, and a registration fee of $1,356.25 relating to such shares was previously paid in connection with the filing of the 401(k) Registration Statement.  A total of 385,200 shares of Common Stock issuable upon exercise of options granted under the 2001 Plan and 374,435 shares of Common Stock issuable upon allocation of such shares to participants under the ESOP were registered on the 2007 Registration Statement, and a registration fee of $121.81 and $129.32, respectively, relating to such shares was previously paid in connection with the filing of the 2007 Registration Statement.  Accordingly, this reoffer prospectus is a combined prospectus pursuant to Rule 429(a) under the Securities Act, and this Registration Statement, which is a new registration statement, also constitutes post-effective amendment no. 1 to each of the 1996 Registration Statement (File No. 333-08901), the 1997 Registration Statement (File No. 333-42233), the 401(k) Registration Statement (File No. 333-40506) and the 2007 Registration Statement (File No. 333-140938) pursuant to Rule 429(b) under the Securities Act, and such post-effective amendments shall become effective concurrently with the effectiveness of this Registration Statement in accordance with Rule 464 under the Securities Act.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

    The documents containing the information required in Part I of this Registration Statement will be sent or given to employees as specified in Rule 428(b)(1) of the Securities Act and are not filed as part of this Registration Statement pursuant to the Note to Part I of Form S-8.  Those documents and the documents incorporated by reference into this Registration Statement, taken together, constitute prospectuses that meet the requirements of Section 10(a) of the Securities Act.

    The Company will deliver or cause to be delivered promptly, without charge, to each person to whom information is required to be delivered, upon written or oral request, a copy of the information that is incorporated by reference pursuant to Item 3 of this Registration Statement and any other documents required to be delivered pursuant to Rule 428(b).

REOFFER PROSPECTUS

Frequency Electronics, Inc.
55 Charles Lindbergh Blvd.
Mitchel Field, NY 11553
(516) 794-4500

7,500 Shares of Common Stock under the
Restricted Stock Plan of Frequency Electronics, Inc.

30,000 Shares of Common Stock under the
1997 Independent Contractor Stock Option Plan of Frequency Electronics, Inc.

40,880 Shares of Common Stock under the
401(k) Savings Plan of Frequency Electronics, Inc.

78,500 Shares of Common Stock under the
2001 Incentive Stock Option Plan of Frequency Electronics, Inc.

49,319 Shares of Common Stock under the
Employee Stock Ownership Plan of Frequency Electronics, Inc.

954,250 Shares of Common Stock under the
Amended and Restated 2005 Stock Awards Plan of Frequency Electronics, Inc.

    Our officers and directors named in this reoffer prospectus, which we refer to as the Selling Stockholders, may offer and sell from time to time, for their own accounts, shares of our common stock, par value $1.00 per share, or the Shares, they have acquired or may acquire pursuant to (i) the Restricted Stock Plan of Frequency Electronics Inc., or the Restricted Stock Plan, (ii) the 1997 Independent Contractor Stock Option Plan of Frequency Electronics, Inc., or the 1997 Plan, (iii) the 401(k) Savings Plan of Frequency Electronics, Inc., or the 401(k) Plan, (iv) the 2001 Incentive Stock Option Plan of Frequency Electronics, Inc., or the 2001 Plan, (v) the Employee Stock Ownership Plan of Frequency Electronics, Inc., or the ESOP, or (vi) the Amended and Restated 2005 Stock Awards Plan of Frequency Electronics, Inc., or the 2005 Plan.  The Restricted Stock Plan provides for awards of restricted stock, the 1997 Plan provides for awards of stock options, the 401(k) Plan provides for contributions of our common stock to participants of the 401(k) Plan, the 2001 Plan provides for awards of stock options, the ESOP provides for allocations of our common stock to participants of the ESOP, and the 2005 Plan provides for awards of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, stock units, stock granted as a bonus or in lieu of another award, dividend equivalent, or other stock-based or performance awards.  The Restricted Stock Plan, the 1997 Plan, the 401(k) Plan, the 2001 Plan, the ESOP and the 2005 Plan are collectively referred to in this reoffer prospectus as the Plans.  We will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders.

    The Selling Stockholders may offer for sale or sell the Shares in varying amounts through public or private transactions at prevailing market prices or at privately negotiated prices. Sales may be made through brokers or to dealers, who are expected to receive customary commissions or discounts.

    The Selling Stockholders and participating brokers and dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, or the Securities Act, in which event any profit on the sale of Shares by those Selling Stockholders and any commissions or discounts received by those brokers or dealers may be deemed to be underwriting compensation under the Securities Act. We will bear all expenses incurred in connection with this offering, other than discounts, concessions and commissions which are to be borne by the Selling Stockholders.

    Our common stock is quoted on The NASDAQ Global Market under the symbol “FEIM.”  On May 28, 2013, the last reported sale price of our common stock was $10.11 per share.

    Our business and an investment in our common shares involve significant risks. These risks are described under the caption “Risk Factors” beginning on page 2 of this prospectus.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this reoffer prospectus is May 30, 2013.

    You should only rely on the information incorporated by reference or provided in this reoffer prospectus or any supplement. We have not authorized anyone else to provide you with different information.  Our common stock is not being offered in any state where the offer is not permitted.  You should not assume that the information in this reoffer prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

THE COMPANY

    Frequency Electronics, Inc. was founded in 1961 as a research and development firm in the technology of time and frequency control.  We were incorporated in Delaware in 1968 and became the successor to the business of Frequency Electronics, Inc., a New York corporation, organized in 1961.  Our principal executive office is located at 55 Charles Lindbergh Boulevard, Mitchel Field, New York 11553.  Our telephone number is (516) 794-4500 and our website is www.frequencyelectronics.com.

In the mid-1990’s, the Company evolved into a designer, developer and manufacturer of state-of-the-art products for both commercial and government end-use.  Our present mission is to be the world leader in providing precision time and low phase noise frequency generation systems, from 1 Hz to 46 GHz for space and other challenging environments.  Frequency’s technology is the key element in enhancing the functionality and performance of many electronic systems.

MARKETS

Frequency’s dominant business area is satellite payloads.  We have a unique legacy of providing master timing systems, power converters, and frequency generation, synthesis and distribution systems.  We are currently addressing new opportunities in frequency converters, transmitters and receivers, representing a significant increase in the potential revenue for our products on any one satellite.  These products support primary and hosted payloads for both commercial and U.S. government end-use.  Currently, approximately one thousand satellites with varying remaining years of useful life, are operating in High/Geostationary, Medium and Low Earth Orbits.  This number of operational satellites is expected to continue to grow over the next ten years as many new satellites are added and older ones are replaced.

Our products support multiple C4ISR (“Command, Control, Communication, Computer, Intelligence, Security and Reconnaissance”), counter measures and additional defense electronic applications for the U.S. government on land, sea and air-borne platforms.

Commercial markets include network infrastructure and other industrial uses.  Frequency’s products support precise signal synchronization in mobile communication networks to maintain quality of service.  Its products support expanded bandwidth and security in public and enterprise networks.  The vast world-wide wireline network infrastructure incorporates thousands of central offices which require synchronization upgrades and replacements to provide network integrity and interconnectivity.  We provide remote terminal units (“RTU”) for management of networks such as power grids and gas lines as well as specialized timing technology for oil and gas exploration.

To address these markets, we have several corporate entities which operate under three reportable segments:

1.
FEI-NY  Our space and certain terrestrial commercial communication products are designed, developed and manufactured by our wholly-owned subsidiary, FEI Communications, Inc. (“FEIC”).  FEIC was incorporated in Delaware in December 1991, as a separate subsidiary company to provide ownership and management of assets and other services appropriate for commercial clients, both domestic and foreign.

Frequency Electronics, Inc. Asia (“FEI-Asia”) was established in fiscal year 2002 to be our Asian-based low cost manufacturer of certain commercial communications products used primarily in the wireless and wireline markets.  FEI-Asia is located in the Free-Trade Zone in Tianjin, China.

Our subsidiary, FEI Government Systems, Inc. (“FEI-GSI”), was formed in fiscal year 2002 to focus on supplying Frequency’s technology and legacy proprietary products to the United States military and other U.S. Government agencies.

In February 2012, we completed the acquisition of Elcom Technologies, Inc. (now FEI-Elcom Tech, Inc. or “FEI-Elcom”).  FEI-Elcom designs and manufactures RF microwave devices and subsystems up to 46 GHz including fast switching, ultra low phase noise synthesizers, up-down converters, receivers, ceramic resonant oscillators and dielectric resonant oscillators.  These instruments and components are critical for communication, surveillance, signal intelligence, automatic testing, satellite ground stations and satellite payloads.

2.
Gillam-FEI  Our Belgian subsidiary, acquired in September 2000, develops and manufactures products for wireline network management and synchronization systems for a variety of industries and telecommunications providers in Europe, Africa, the Middle East and Asia.

3.
FEI-Zyfer  Precision time and frequency products that incorporate global positioning systems (“GPS”) technology are manufactured by our subsidiary FEI-Zyfer, Inc. (“FEI-Zyfer”), which was acquired in fiscal year 2004.  FEI-Zyfer’s GPS capability complements our existing technologies and permits the combined entities to provide a broader range of embedded systems for a variety of timing functions.  FEI-Zyfer also provides sales and support in the United States for our wireline telecommunications family of products including the next generation carrier network synchronization product line, US5G.

RISK FACTORS

    You should carefully consider each of the following risks, as well as all of the other information contained in this reoffer prospectus, before deciding to invest in our common stock. If any of these risks occurs, our business, financial condition and results of operations may be adversely affected, the trading price of our common stock could decline and you may lose part or all of your investment.

    A variety of factors may cause the price of our common stock to be volatile.

    In recent years, the stock market in general, and the market for shares of technology companies in particular, including ours, have experienced price fluctuations.  For example, during the fourth quarter of our fiscal year ended April 30, 2013, the price of our common stock has ranged from a closing high of $10.20 to a closing low of $9.02.  The market price of our common stock is likely to continue to fluctuate significantly in the future, including fluctuations unrelated to our performance.  We believe that fluctuations of our stock price may be caused by a variety of factors, including:

•	fluctuations in our operating results;

•	announcements of technological innovations, new commercial products or other developments by us or our competitors;

•	published reports by securities analysts;

•	general market conditions, general economic conditions;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships or joint ventures;

•	our cash position and cash commitments;

•	additions or departures of key personnel;

•	sales or purchases of our common stock in the marketplace;

•	an outbreak of hostilities, diseases, natural disasters or terrorism;

•	developments in patents or other intellectual property rights; and

•	developments in our relationships with customers and suppliers.

    If we fail to keep pace with rapid technological change and evolving industry standards, our products could become less competitive or obsolete.

    The markets for our products are characterized by technological change, new product introductions, changes in customer requirements and evolving industry standards.  We may cease to be competitive if we fail to timely introduce new products or product enhancements that address these factors.  To continue to introduce new products and product enhancements on a timely basis, we must:

•	identify emerging technological trends in our target markets;

•	accurately define and design new products or product enhancements to meet market needs;

•	develop or license the underlying core technologies necessary to create new products and product enhancements; and

•	respond effectively to technological changes and product introductions by our competitors.

    If we fail to timely identify, develop, manufacture, market or support new or enhanced products successfully, our competitors could gain market share or our new or enhanced products might not gain market acceptance.

    Delays in the development of new or enhanced products could harm our operating results and our competitive position.

    The development of new, technologically advanced products is a complex and uncertain process requiring high levels of innovation, highly skilled engineering and development personnel and accurate anticipation of technological and market trends.  Consequently, product development delays are typical in our industry.  If we fail to timely introduce a product for an emerging standard or customers defer or cancel orders expecting the release of a new or enhanced product, our operating results could suffer. Product development delays may result from numerous factors, including:

•	changing product specifications and customer requirements;

•	unanticipated engineering complexities;

•	difficulties with or delays by contract manufacturers or suppliers of key components or technologies;

•	difficulties in allocating engineering resources and overcoming resource limitations; and

•	difficulties in hiring and retaining necessary technical personnel.

    We face uncertainty relating to economic conditions affecting our customers.

    We face uncertainty in the degree to which the current global economic climate will affect the rate of growth for our existing and potential customers.  In particular, the timing and magnitude of capital spending by international telecommunications companies, including those in China, will materially impact our business.  We may experience instances of customers delaying or deferring orders and longer lead times to close sales.  Similarly, spending on U.S. Government programs is determined by the annual defense department budget.  Based on current Congressional deliberations to deal with the U.S. budget deficit, funding for certain Department of Defense programs may be delayed or significantly reduced in the near term.  Such delays can have a materially negative impact on our business, our operating results and financial condition.

    We face competition. Our inability to remain competitive in the industry would adversely affect our ability to maintain our current sales and growth.

    We experience competition in all areas of our business.  We compete primarily on the basis of the accuracy, performance and reliability of our products, the ability of our products to function under severe conditions, such as in space or other extreme hostile environments, prompt and responsive contract performance, technical competence and price.  We have a unique and broad product line which includes all three frequency standards — quartz, rubidium, and cesium.  For our high precision products, we have few competitors, but for lower precision components, we face significant competition from a number of suppliers.  Certain of our competitors are larger, have greater financial resources and have larger research and development and marketing staffs.  If our competitors develop more accurate or reliable products, or otherwise improve their products, we could experience a decline in our sales or loss of market acceptance of our products.

    With respect to our instruments and systems, we compete with Agilent Technologies, Symmetricom, Inc., E. G. and G., Inc., Vectron, Inc. and others.  Systems for the wireline industry produced by the Gillam-FEI segment compete with Symmetricom, Inc. and Oscilloquartz, a division of Swatch.  Our principal competition for space products is the in-house capability of our major customers.

    Our reliance on third parties could materially adversely affect our business.

    In recent years, we have outsourced certain component manufacturing processes to third parties and to our wholly-owned subsidiary, FEI-Asia in Tianjin, China and to Russian-based Morion, Inc., in which we are a minority shareholder.  Any unanticipated changes in such third parties’ ability to perform the component manufacturing processes or any delay in such manufacturing could materially adversely affect our business, financial condition and operating results.

    Our executive officers and certain key personnel are critical to our business.

    We are dependent upon the contributions of our senior corporate management team, particularly Martin Bloch, President and Chief Executive Officer, who has been with us since 1961, Markus Hechler, Executive Vice President, who has been employed by us since 1967, Oleandro Mancini, Senior Vice President of Business Development, who joined the Company in 2001, Alan Miller, Secretary, Treasurer and Chief Financial Officer, who has been with us since 1995, and certain of our other key employees for our future success.  If Messrs. Bloch, Hechler, Mancini and Miller no longer serve in their positions, our business, financial conditions and results of operation could be substantially adversely affected.

    Our future operating results also depend in significant part upon our ability to attract and retain qualified management, manufacturing, technical, engineering, marketing, sales and support personnel. Competition for qualified personnel is intense, and we cannot ensure success in attracting or retaining qualified personnel.  There may be only a limited number of persons with the requisite skills to serve in these positions and it may be increasingly difficult for us to hire personnel over time.  Our business, financial conditions and results of operation could be substantially adversely affected by our inability to attract and retain skilled employees.

    Economic, political and other risks associated with international sales and operations could adversely affect sales.

    Because we sell our products worldwide, our business is subject to risks associated with doing business internationally.  Sales to non-U.S. end-users, including the revenues of our overseas subsidiaries, totaled approximately 33% and 28% of net revenues in the fiscal years ended April 30, 2012 and 2011, respectively.  We anticipate that revenue from international operations will continue to represent a substantial portion of our revenue.  In addition, several of our manufacturers’ facilities and suppliers are located outside the United States.  Accordingly, our future results could be harmed by a variety of factors, including:

•	changes in a specific country’s or region’s political or economic conditions, particularly in emerging markets;

•	tariff and trade policies;

•	export license requirements and restrictions of the export of technology;

•	import regulations;

•	domestic and foreign tax policies;

•	foreign governmental regulations;

•	difficulty in staffing and managing widespread operations;

•	ongoing health epidemics;

•	fluctuations in foreign currency exchange rates;

•	stability of international monetary conditions;

•	differing labor regulations;

•
political unrest, war, actual or threatened acts of terrorism, other international conflicts and the resulting military, economic and political responses (including, without limitation, war between sovereign nations) as well as heightened security measures which may cause significant disruption to commerce worldwide;

•	differing protection of intellectual property; and

•	unexpected changes in regulatory requirements.

    Our products may contain defects that cause us to incur significant corrective costs, divert our attention from product development efforts and result in a loss of customers.

    Highly complex products such as our high-technology frequency, timing and synchronization products may contain defects when they are installed in our customers’ systems.  If any of our products contain defects or have reliability, quality or compatibility problems, our reputation may be damaged and customers may be reluctant to buy our products.  In addition, these defects could interrupt or delay sales.  We may have to invest significant capital and other resources to alleviate these problems.  If any problem remains undiscovered until after we have commenced production of a new product, we may be required to incur additional development costs and product recall, repair or replacement costs.  These problems may also result in claims against us by our customers or others.  In addition, these problems may divert our technical and other resources from other development efforts.

    If we fail to manage our operations effectively, our business could suffer.

    Our ability to offer products and implement our business plan successfully in a rapidly evolving market requires effective planning and management.  Failure by our management or personnel to properly allocate resources to meet our current and existing needs as well as unforeseen complications and inefficiencies in planning our operations can adversely impact the morale of our personnel and lead to further complications and operational inefficiencies.  If this were to occur, our profitability or financial position could be negatively impacted and our operating results could suffer.

    Claims that we infringe third-party intellectual property rights could result in significant expenses or restrictions on our ability to sell our products.

    There can be no assurance that our products do not or will not infringe issued patents or the intellectual property rights of others.  Historically, patent applications in the United States have not been publicly disclosed until the patent is issued, and we may not be aware of filed patent applications that relate to our products or technology.  If patents are later issued in connection with these applications, we may be liable for infringement.  Periodically, other parties, including some of our competitors, may assert patent, copyright and other rights to technologies in various jurisdictions that are important to our business.  Any claims asserting that our products infringe or may infringe the rights of third parties, including claims arising through our contractual indemnification of our customers, regardless of their merit or resolution, would likely be costly and time-consuming, divert the efforts of our technical and management personnel, cause product shipment delays or require us to enter into royalty or licensing agreements.  Royalty or licensing agreements, if required, may not be available on terms acceptable to us, or at all.

    If any material claims do arise and if these claims cannot be resolved through a license or similar arrangement, we could become a party to litigation.  The results of any litigation are inherently uncertain.  In the event of an adverse result in any litigation with third parties that could arise in the future, we could be required to pay substantial damages, including treble damages if we are held to have willfully infringed, to cease the manufacture, use and sale of infringing products, to expend significant resources to develop non-infringing technology, or to obtain licenses to the infringing technology.  In addition, lawsuits, regardless of their success, would likely be time consuming and expensive to resolve and would divert management time and attention from our business.

    Any failure to protect our intellectual property adequately may significantly harm our business.

    We protect our proprietary processes, software, know-how and other intellectual property and related rights through copyrights, patents, trademarks and the maintenance of trade secrets, including entering into confidentiality agreements.  Our success and ability to compete depend in part on our proprietary technology.  However, we cannot provide any assurance that other companies will not develop technologies that are similar to our technology.  Although we have patent applications pending, patents may not issue as a result of these or other patent applications. Any patents that ultimately issue may be successfully challenged or invalidated, or may not provide us with a significant competitive advantage.  Despite our efforts to protect our intellectual property rights, existing laws in the United States and in differing international jurisdictions and our contractual arrangements provide only limited protection.  Unauthorized parties may attempt to copy or otherwise obtain and use our products or technology.  Third parties may breach confidentiality agreements or other protective contracts with us and we may not be able to enforce our rights in the event of these breaches.

    Monitoring unauthorized use of our products is difficult and may be expensive, and we cannot be certain that the steps we have taken will prevent unauthorized use of our intellectual property, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States.  We may be required to spend significant resources to protect our intellectual property rights, including pursuing remedies in court.  We may become involved in legal proceedings against other parties, which may also cause other parties to assert claims against us.  In the future, we may not be able to detect infringements and may lose our competitive position in our markets before we do so.  In addition, competitors may design around our technologies or develop competing technologies.  The laws of other countries in which we market our products might offer little or no effective protection of our proprietary technology.  Reverse engineering, unauthorized copying or other misappropriation of our proprietary technology could enable third parties to benefit from our technology without payment, which could significantly harm our business.  Our failure to enforce and protect our intellectual property rights or any adverse change in the laws protecting intellectual property rights could harm our business.  Furthermore, we may become involved in legal proceedings against other parties, which may also cause other parties to assert claims against us.

    Future sales of substantial amounts of our common stock by us or by our existing stockholders could cause our stock price to fall.

    Additional equity financings or other share issuances by us could adversely affect the market price of our common stock.  Sales by existing stockholders of a large number of shares of our common stock in the public trading market (or in private transactions) such as this offering by the Selling Stockholders, or the perception that such additional sales could occur, could cause the market price of our common stock to drop.

    Some of our revenue is generated from a limited number of key customers and the loss of a key customer could substantially reduce our revenues.

    A large portion of our sales are generated from a small number of key customers at each of our segments.  During the fiscal year ended April 30, 2012, Northrop Grumman Corporation, Boeing Corporation and Thales Alenia Space each accounted for more than 10% of consolidated revenues and more than 60% of the FEI-NY segment’s sales.    Telecommunications operators such as The Belgacom Group and France Telecom S.A., and other service providers are among Gillam-FEI’s major customers, with The Belgacom Group accounting for more than 10% of that segment’s revenues for the fiscal year ended April 30, 2012.  For the fiscal year ended April 30, 2012, approximately 46% of our sales were made under contracts to the U.S. Government or subcontracts for U.S. Government end-use.  We expect that our major customers in the aggregate will continue to account for a large portion of our consolidated sales in the foreseeable future, and the loss of one or more of these customers would materially harm our business and operating results.  The loss of a key customer could also be perceived as a loss of momentum in our business and an adverse impact on our financial results, and this may cause the market price of our common stock to fall.

    We are subject to anti-takeover provisions that could delay or prevent an acquisition of our Company.

    We are subject to the anti-takeover provisions of the Delaware General Corporation Law, which could have the effect of delaying or preventing a change of control of us.  These factors could materially adversely affect the price of our common stock and may also limit the ability of stockholders to approve transactions that they may deem to be in their best interests.

FORWARD-LOOKING STATEMENTS

    The statements contained in or incorporated by reference in this reoffer prospectus regarding the future constitute “forward-looking” statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, inability to integrate operations and personnel, actions by significant customers or competitors, general domestic and international economic conditions, consumer spending trends, reliance on key customers, continued acceptance of our products in the marketplace, competitive factors, new products and technological changes, product prices and raw material costs, dependence upon third-party vendors, competitive developments, changes in manufacturing and transportation costs, the availability of capital, and other risks detailed in our periodic report filings with the Securities and Exchange Commission, or SEC.  By making these forward-looking statements, we undertake no obligation to update these statements for revisions or changes after the date of this reoffer prospectus.

USE OF PROCEEDS

    The proceeds from the sale of the Shares offered pursuant to this reoffer prospectus are solely for the account of the Selling Stockholders.  We will not receive any proceeds from any sale of Shares by the Selling Stockholders.

SELLING STOCKHOLDERS

    This reoffer prospectus relates to shares of common stock, including common stock underlying stock options, stock appreciation rights and other stock-based awards, granted to the Selling Stockholders, pursuant to the Plans.

    Each of the Selling Stockholders is an officer or director of our company.  The following table sets forth:

•	the name and principal position or positions of each Selling Stockholder over the past three years with our company;

•	the number of shares of common stock each Selling Stockholder beneficially owned as of May 30, 2013;

•
the number of shares of common stock that have been or may be acquired by each Selling Stockholder in connection with grants of awards pursuant to the Plans, some or all of which shares may be sold pursuant to this reoffer prospectus; and

•
the number of shares of common stock and the percentage, if 1% or more, of the total class of common stock outstanding to be beneficially owned by each Selling Stockholder following this offering, assuming the sale of all of the shares of common stock that have been or may be acquired by such Selling Stockholder in connection with grants of awards pursuant to the Plans and which are covered by this reoffer prospectus.

    There is no assurance that any of the Selling Stockholders will sell any or all of the shares offered by them under this reoffer prospectus. The information included in the table assumes that each selling stockholder will elect to sell all of his shares set forth under the heading “Shares Covered by this Reoffer Prospectus.”

Selling Stockholder	Position with Our Company	Shares Beneficially Owned Prior to this Offering (1)	Shares Covered by this Reoffer Prospectus (2)	Number of Shares to Be Owned Following this Offering (3)	Percentage of Shares to Be Owned Following this Offering (4)
Martin B. Bloch	President, Chief Executive Officer and Director	853,417	304,169	686,748	8.0%
Joseph P. Franklin	Chairman of the Board of Directors	62,999	42,647	44,852	*
Markus Hechler	Executive Vice President, President of FEI Government Systems, Inc. and Assistant Secretary	83,683	112,348	2,335	*
Oleandro Mancini	Senior Vice President, Business Development	92,703	122,654	2,049	*
Leonard Martire	Vice President, Program Management	86,845	89,445	21,900	*
Thomas McClelland	Vice President, Advanced Development	69,394	98,964	430	*
Adrian Lalicata	Vice President, RF & Microwave Systems	41,882	68,332	50	*
Alan Miller	Secretary/Treasurer and Chief Financial Officer	64,970	82,658	6,812	*
Steven Strang	President, FEI-Zyfer	48,214	71,232	1,482	*
Joel Girsky	Director	46,050	46,000	25,050	*
S. Robert Foley	Director	21,050	46,000	50	*
Richard Schwartz	Director	51,050	76,000	50	*
_________________________________
*         Represents less than 1% of common stock outstanding.

(1)
Each person named in the table has sole voting and investment power with respect to all common stock listed as owned by that person or entity.  Shares beneficially owned include shares of our common stock that may be acquired by each Selling Stockholder pursuant to stock options, stock appreciation rights and other stock-based awards granted pursuant to the Plans that vest or become exercisable (as applicable) within 60 days of the date of this reoffer prospectus.

(2)
Includes all shares of common stock that have been or may be acquired by  each Selling Stockholder pursuant to stock options, stock appreciation rights and other stock-based awards granted pursuant to the Plans, whether or not such awards vest or become exercisable (as applicable) within 60 days of the date of this reoffer prospectus.

(3)
Assuming the sale of all shares of common stock for the account of the Selling Stockholders covered by this reoffer prospectus and set forth under the heading “Shares Covered by this Reoffer Prospectus”.

(4)
Ownership percentages are based on 8,463,350 shares of common stock outstanding as of May 30, 2013.  With respect to each person, percentage ownership is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of outstanding shares at such date and the number of shares such person has been issued or has the right to acquire upon exercise of stock options or settlement of stock appreciation rights that have vested or are currently exercisable (as applicable) and that will vest or become exercisable (as applicable) on or before July 29, 2013.

PLAN OF DISTRIBUTION

    The Selling Stockholders, or their pledgees, donees, transferees or other successors in interest, may sell shares pursuant to this reoffer prospectus from time to time:

•	in transactions on The NASDAQ Global Market;

•	in the public market off The NASDAQ Global Market;

•	in privately negotiated transactions;

•	through put or call options transactions relating to the shares; or

•	in a combination of all such transactions.

    Each sale may be made either at the market price prevailing at the time of sale or at a negotiated price.  Sales may be made through brokers or to dealers, and such brokers or dealers may receive compensation in the form of commissions or discounts not exceeding those customary in similar transactions.  Any shares covered by this reoffer prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this reoffer prospectus.  All expenses of registration incurred in connection with this offering are being borne by us, but all brokerage commissions and other expenses incurred by a Selling Stockholder will be borne by that Selling Stockholder.  We will not receive any of the proceeds from the sale of the Shares.

    The Selling Stockholders and any dealer acting in connection with the offering or any broker executing a sell order on behalf of a Selling Stockholder may be deemed to be “underwriters” within the meaning of the Securities Act, in which event any profit on the sale of shares by a Selling Stockholder and any commissions or discounts received by any such broker or dealer may be deemed to be underwriting compensation under the Securities Act.  In addition, any such broker or dealer may be required to deliver a copy of this reoffer prospectus to any person who purchases any of the shares from or through such broker or dealer.

LEGAL MATTERS

    The validity of the issuance of shares of the common stock offered by this reoffer prospectus will be passed upon for us by Greenberg Traurig, LLP, New York, New York.

EXPERTS

    The consolidated balance sheets of Frequency Electronics, Inc. and subsidiaries as of April 30, 2012 and 2011 and the related consolidated statements of income, cash flows and changes in stockholders’ equity for each of the years in the two-year period ended April 30, 2012, have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report, which is incorporated herein by reference in reliance on the report of such firm given upon their authority as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

    We file current, quarterly and annual reports, proxy statements and other information required by the Securities Exchange Act of 1934, as amended, or the Exchange Act, with the SEC . You may read and copy any of these filed documents at the SEC’s public reference room located at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.  Our SEC filings are also available to the public from the SEC’s internet site at http://www.sec.gov.

    Our website is www.frequencyelectronics.com (which is not intended to be an active hyperlink in this reoffer prospectus).  We make available free of charge on our website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and Forms 3, 4 and 5 filed on behalf of directors and executive officers and any amendments to such reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.  The information contained on, connected to or that can be accessed via our website is not part of this reoffer prospectus.

    We have filed with the SEC a Registration Statement on Form S-8 under the Securities Act with respect to the shares of common stock offered by this reoffer prospectus.  This reoffer prospectus, which constitutes a part of that Registration Statement, does not include all the information contained in that Registration Statement and its exhibits.  For further information with respect to us and our common stock, you should consult the Registration Statement and its exhibits.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    Statements contained in this reoffer prospectus concerning the provisions of any documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the document filed with the SEC.  The Registration Statement and any of its amendments, including exhibits filed as a part of the Registration Statement or an amendment to the Registration Statement, are available for inspection and copying through the entities listed above.

    The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to documents containing that information.  The information incorporated by reference is considered to be part of this reoffer prospectus, and later information that we file with the SEC will automatically update and supersede this information.  We incorporate by reference the following documents filed by us with the SEC and any future filings we will make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is complete or terminated; however, that we are not incorporating any information furnished under any of Item 2.02 or Item 7.01 of any current report on Form 8-K.

(i)	our Annual Report on Form 10-K for the fiscal year ended April 30, 2012;

(ii)	our Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2012;

(iii)	our Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2012;

(iv)	our Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2013;

(v)	our Current Reports on Form 8-K, filed on July 16, 2012, September 11, 2012, November 7, 2012, December 12, 2012, December 17, 2012, March 13, 2013 and March 18, 2013;

(vi)	our Amended Current Reports on Form 8-K/A, filed on May 7, 2012 and July 27, 2012, and;

(vii)
the description of our common stock, par value $1.00 per share, contained in our Registration Statement on Form 8-A12B, filed under the Exchange Act on July 31, 2006, including any amendments or reports filed for the purpose of updating such description.

    We will provide to you without charge a copy of any or all documents incorporated by reference into this reoffer prospectus, including any exhibits to such documents that are specifically incorporated by reference in those documents. You may request copies by writing or telephoning us at our Investor Relations Department, Frequency Electronics, Inc., 55 Charles Lindbergh Blvd., Mitchel Field, NY 11553; telephone number (516) 794-4500.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference.

    The following documents, as filed with the Securities and Exchange Commission (the “SEC”), by the Company are incorporated herein by reference:

(i)	the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2012;

(ii)	our Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2012;

(iii)	our Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2012;

(iv)	the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2013;

(v)	our Current Reports on Form 8-K, filed on July 16, 2012, September 11, 2012, November 7, 2012, December 12, 2012, December 17, 2012, March 13, 2013 and March 18, 2013;

(vi)	our Amended Current Reports on Form 8-K/A, filed on May 7, 2012 and July 27, 2012, and;

(vii)
the description of the Company’s common stock, par value $1.00 per share, contained in the Company’s Registration Statement on Form 8-A12B, filed under the Exchange Act on July 31, 2006, including any amendments or reports filed for the purpose of updating such description.

    All documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold will be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing of such documents.

Item 8.  Exhibits.

    The Exhibits to this Registration Statement are listed in the Index to Exhibits and are incorporated herein by reference.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mitchel Field, State of New York, on the 30th day of May, 2013.

FREQUENCY ELECTRONICS, INC.

By: /s/ Alan L. Miller
Name: Alan L. Miller
Title: Secretary/Treasurer and Chief Financial Officer

POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alan L. Miller his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform such and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on the dates indicated.

Signature	Title	Date

/s/ Martin B. Bloch	President and Chief Executive Officer	May 30, 2013
Martin B. Bloch	(Principal Executive Officer)

/s/ Alan L. Miller	Secretary/Treasurer & Chief Financial Officer	May 30, 2013
Alan L. Miller	(Principal Financial and Accounting Officer)

/s/ Joseph P. Franklin	Chairman of the Board of Directors	May 30, 2013
Joseph P. Franklin

/s/ Joel Girsky	Director	May 30, 2013
Joel Girsky

/s/ S. Robert Foley	Director	May 30, 2013
S. Robert Foley

/s/ Richard Schwartz	Director	May 30, 2013
Richard Schwartz

EXHIBIT INDEX

Number	Title of Exhibit
4.1	Specimen of Common Stock certificate (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1, File No. 2-29609).
4.2	2005 Stock Award Plan of Frequency Electronics, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, File No. 1-8061, filed on October 4, 2005).
4.3	Amendment to the 2005 Stock Award Plan of Frequency Electronics, Inc.
5.1	Opinion of Greenberg Traurig, LLP.
23.1	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1 hereto).
23.2	Consent of EisnerAmper LLP, independent registered public accounting firm.
24.1	Power of Attorney (included on signature page of this Registration Statement).